Exhibit 19.1

AMERICAN PUBLIC EDUCATION, INC.
POLICY ON INSIDER TRADING AND COMPLIANCE
AMENDED AND RESTATED
            DECEMBER 11, 2025
    It is the Policy of American Public Education, Inc. (“APEI”) and its subsidiaries (together, the “Company”) to comply fully and to promote compliance by its Directors, Trustees1, Section 16 Officers,2 employees,3 and certain contractors or consultants with all federal and state securities laws applicable to transactions in the Company’s securities. The federal securities laws strictly prohibit the misuse of material nonpublic information and place responsibility on companies and their controlling persons to take steps to prevent violations. In light of its responsibilities the Company has adopted this policy (the “Policy”) regarding the trading in Company securities. The Company depends upon the conduct and diligence of its and its subsidiaries’ Directors, Trustees, Section 16 Officers, employees, and consultants, in both their professional and personal capacities, in complying with this Policy. It is the personal obligation and responsibility of each such person to fully comply with all federal and state securities laws applicable to transactions in the Company’s securities and to act in a manner consistent with this Policy regarding compliance with the insider trading provisions of the federal securities laws.
No Director, Trustee, Section 16 Officer, employee, or Designated Consultant (as defined below) of the Company shall act, or permit individuals or entities under such person’s control or influence to act inconsistently with this Policy. Any person with supervisory authority over any Company personnel or Designated Consultants shall promptly report to the Chief Financial Officer any violations of this Policy. If there are questions about this Policy, please contact the Chief Financial Officer.
    Who is Subject to this Policy?
This Policy applies to all Company Directors, Trustees, Section 16 Officers, employees, and any other individual designated by the Company as subject to this Policy, such as contractors or consultants (“Designated Consultants”) (collectively, “Covered Persons”) as well as to the Company. Certain Company employees and Designated Consultants are also considered “Key Employees” and “Key Consultants”, respectively, as a result of having routine access to material nonpublic information. Individuals who are considered “Key Employees” or “Key Consultants” will be notified by the Company of such designation and, as discussed below, their obligations under this Policy. Covered Persons are also responsible for the trading and other activities of their family members4, other members of such person’s
1 The term “Trustee” in this Policy is used to describe the non-employee members of boards of the Company’s subsidiary institutions, even where another title is used for such persons.
2 The term “Section 16 Officer” for purposes of this Policy refers to those individuals who have been designated by the Board of Directors as “officers” for purposes of Section 16 under the Exchange Act.
3 Employees include all full-time and part-time employees, including faculty members, of APEI and its subsidiary institutions. For the purposes of this Policy, “part-time faculty” includes adjunct faculty and instructors employed by APEI’s subsidiary institutions.
4 For purposes of this Policy “family members” includes a spouse, child, child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws, and any family members whose transactions are directed by or under the influence or control of the Director, Trustee, Section 16 Officer, employee, or Designated Consultant, such as parents or children who consult with the Director, Trustee, Section 16 Officer, employee, or Designated Consultant before they trade in Company securities.

household and entities controlled by such person, and the persons in those groups are expected to comply with this Policy. Each individual subject to this Policy must execute a Compliance Certificate in the form attached hereto as Exhibit A at the time the individual first becomes subject to the Policy. A Compliance Certificate must also be executed by directors, Section 16 officers, and employees annually and by Designated Consultants upon their engagement and subsequent renewals with the Company. In addition, Directors and Section 16 Officers are also subject to and must review Addendum A of this Policy.
What is “Insider Trading”?
The U.S. federal securities laws strictly prohibit any person who is aware of material nonpublic information and has a duty not to disclose it from using such information, or disclosing such information to third parties who may use such information (commonly referred to as “tipping”), in connection with a transaction in securities (including the Company’s stock). A person who uses material nonpublic information in connection with a transaction in securities may be found to have committed what is commonly referred to as “Insider Trading”. The terms “material” and “nonpublic” are described in more detail below.
What is “Material Information”?
    In the course of conducting the Company’s business, Covered Persons may come into possession of “material” information about the Company or other entities that generally is not available to the public. Information is considered material if there is a substantial likelihood that a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could reasonably be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

    Examples of information ordinarily regarded as material include, but are not limited to, the following:

oUnpublished student enrollment, net course registration numbers, and inquiry figures, as well as any related expected rates of growth or decline.
oUnpublished financial figures, including revenue, expenses, net income, earnings per share, and bad debt/receivables, as well as their expected growth or decline rates.
oProjections of future earnings or losses, or other earnings guidance.
oChanges to or confirmation of previously announced earnings guidance, or the decision to suspend earnings guidance.
oSignificant new academic programs or lines of business either in development or to be launched.
oDisposition of a business or curtailment of significant existing academic programs.
oChanges with respect to marketing strategy or the Company’s overall strategic plan.
oChanges in the mix of student funding sources including related to Title IV and student financing information.
oPositive or negative regulatory or other governmental or accrediting agency developments affecting the Company.
oActual or threatened significant litigation or inquiry by a regulatory or other governmental authority.

oA merger, acquisition or other similar transaction or potential transaction by the Company.
oA change in control (merger or acquisition of the Company) or a change in the board of directors, executive management or key personnel of the Company.
oThe public or private sale of a significant amount of new or additional securities of the Company or entrance into a material loan or credit agreement.
oA change in auditors or notification that the auditor’s reports may no longer be relied upon.
oSignificant intellectual property or information technology developments affecting the Company, including cybersecurity incidents.
oEstablishment of or significant developments regarding a program to repurchase securities of the Company, payment of a dividend, or a stock split.
oPreparation of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

What constitutes material information cannot be enumerated with precision because there are many gray areas and varying circumstances. If you are unsure whether information of which you are aware is material, please contact the Chief Financial Officer. When doubt exists, you should presume that the information is material.
What is “Nonpublic Information”?
Information is “nonpublic” if it has not been widely disseminated to the public, meaning that the information is not generally known or available to the public. Information generally is considered public if it has been disclosed through a broadly disseminated press release, news wire, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”), unless the information consists of previously undisclosed facts that are the subject of rumors. In addition, please be aware that disclosure on the Company’s website and Company social media channels, standing alone, may not be considered wide dissemination. Information that is only available to a company’s employees or that is only available to a select group of persons, such as analysts, brokers and institutional investors, would not be considered public information.
Even after information has been widely disseminated, it is still necessary to give the market sufficient time to absorb the information. As a general rule, the Company has determined that for purposes of this Policy information should not be considered fully absorbed by the marketplace until the beginning of the second full business day after the day on which the information is made public. If, for example, the Company were to make an announcement on a Monday afternoon, you should not trade in Company securities until the opening of trading on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply after the release of certain material nonpublic information. If you are unsure whether material information has been made “public,” please contact the Chief Financial Officer.
In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the

Chief Financial Officer, or any other employee pursuant to this Policy, or otherwise, does not in any way constitute financial or legal advice or insulate an individual from liability under the securities laws.
What are My Confidentiality Obligations?
Exercise the utmost care when dealing with material nonpublic information. Material nonpublic information relating to the Company’s business or affairs must be kept in strict confidence. Under the federal securities laws, employees are prohibited from disclosing any material nonpublic information that they gain as part of their employment. Accordingly, such information should be discussed only with persons who have a “need to know” (and only with Company employees and third party advisors who are subject to confidentiality obligations) and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times when dealing with material nonpublic information, including on social media (e.g., Twitter, Facebook). A statement made on the Internet or via social media regarding the Company may be seen as a recommendation to buy or sell Company securities. Conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature. Additionally, all files should be maintained securely and information should not be stored on computer systems if such information can be accessed by other individuals. In maintaining the confidentiality of material nonpublic information, the individual in possession of such information shall not affirm or deny statements made by others, either directly or through electronic means, if such affirmation or denial would result in the disclosure of material nonpublic information.
Take precautions to avoid tipping. Every Covered Person shall maintain the confidentiality of material nonpublic information regarding the Company that such Covered Person may possess and shall not give advice or make recommendations regarding trading of securities in the Company, except as permitted under the Company’s policies on corporate disclosure. To ensure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts or others outside the Company. Because any statement an individual makes on social media regarding the Company may be seen as a recommendation to buy or sell the Company’s securities, the Company’s policy is that no individuals covered by this Policy may participate in Internet chat rooms or forums that relate to the Company’s securities or make statements on the Internet or over social media related to material nonpublic information of the Company or the Company’s securities. Please refer to the Company’s policies on corporate disclosure for details on the Company’s policies for providing accurate and timely disclosure of material information to the market.
In order to avoid “tipping” inside information to others in violation of the law, individuals covered under this Policy must exercise care both when speaking with other Company personnel who do not have a “need to know” and when communicating with family, friends and other persons not associated with the Company. Individuals covered by this Policy may not make recommendations about buying or selling the securities of the Company or other entities with which it has a relationship, except in accordance with the Company’s policies on corporate disclosure.
Confidentiality may apply to other companies’ securities as well. In addition to confidentiality obligations regarding material nonpublic information about the Company, there are also confidentiality obligations regarding the material nonpublic information of other companies. In the ordinary course of doing business, individuals covered under this Policy may come into possession of material nonpublic information with respect to other companies. An individual receiving material nonpublic information in such a manner has the same duty not to disclose the information to others or to use that information in connection with securities transactions of the other company as such individual has with respect to material nonpublic information about the Company. If the Company is in the process of negotiating a significant transaction with another public company, for instance, employees are cautioned not to trade in the stock of that company if they are in possession of material nonpublic information about the company. If an employee is not certain whether it is permissible to trade in the stock of such company, the employee should contact the Chief Financial Officer.
What are the Possible Penalties for Insider Trading?
Insider trading is a crime. Violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities and foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” within the organization if they fail to take reasonable steps to prevent insider trading by company personnel.
Under federal securities laws, individuals found liable for insider trading could, among other things, face (i) up to 20 years in jail, (ii) a criminal fine of up to $5 million, (iii) civil penalties of up to three times the profit gained or loss avoided, and (iv) equitable remedies, including injunctions, industry bars or suspensions and cease and desist orders.
In addition, for failing to take steps to prevent insider trading, the Company (and/or its officers and Directors) could itself face (i) a criminal penalty of up to $25 million, (ii) civil penalties of the greater of $1 million or three times the profit gained or loss avoided as a result of an employee’s violation, and (iii) equitable remedies. Please note that individual states may impose their own penalties.
Given the extremely serious nature of violating securities laws regarding insider trading, the Company wishes to make clear that any person who is subject to this Policy who is found to be in violation of this Policy, and/or to have committed such a violation, will be subject to disciplinary actions up to and including dismissal and to possible civil claims for damages sustained by the Company as a result of the person’s illicit activities. Any sanctions imposed upon or liabilities incurred by an employee for insider trading will be the sole responsibility of the employee. The Company will not cover or indemnify the employee for these costs. Neither the Company nor the Chief Financial Officer (or the Chief Executive Officer, in the case of trading by the Chief Financial Officer) or any other Company employee or agent with responsibility involving approvals, pre-clearances, or interpretation of this Policy will be liable for the legal or financial consequences of any approval or pre-clearance, refusal to approve or pre-clear or delay in reviewing any requests for approval or pre-clearance of any transaction, Trading Plan (as defined below under “Which Transactions are Not Subject to this Policy? – Transactions under Rule 10b5-1 Trading Plans”) or other request under this Policy. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
What are the Limitations on Trading? When May I Trade?
Except as set forth in this Policy, no Covered Person, nor any person under the control or influence of such persons, may buy, sell, or engage in transactions in, or recommend the purchase or sale of, any security issued by the Company, including the Company’s common stock and any option or similar right to buy or sell the Company’s common stock or other security, while in possession of material nonpublic information regarding the Company.
In addition, no Covered Person, nor any person under the control or influence of any such person, may, while in possession of material nonpublic information about another company that such person (or such control person) received in the course of performing such person’s duties for or on behalf of the Company or any of its subsidiaries, buy, sell, or engage in other transactions in, or recommend the purchase or sale of, the securities of such other company.
The table below provides a summary of the trading restrictions placed upon certain groups of Covered Persons who are subject to this Policy.

Covered Persons	Subject to Insider Trading Policy	Subject to “Open Windows”	Written Pre-Clearance Required	Requirement to Comply with Section 16 Reporting Requirements	Must Comply with Addendum A
Directors and Section 16 Officers.	X	X	X	X	X
Trustees, Key Employees, and Key Consultants of the Company and its subsidiaries.	X	X	X
All other employees and Designated Consultants, except for part-time faculty.	X	X
Part-time faculty.	X

Prior to effecting any transactions in its own securities, the Company must consult with internal and/or external legal counsel to assess compliance with applicable federal securities laws regarding insider trading.
Which Individuals Covered by this Policy May Only Trade During an Open Window?
Because individuals subject to this Policy may receive material nonpublic information about the Company, confining trading in the Company’s securities to certain, specified “open window” periods is intended to ensure that trading is not based on such information. All individuals subject to this Policy, except for part-time faculty members, must limit their trading to an approved open window period. Trading during any other time by an individual subject to this Policy or individuals or entities under such person’s control or influence (including family members of such person and entities with respect to which such person is a director, officer or large stockholder) is strictly prohibited.
There are four (4) open window periods each year. The open window periods begin on the second (2nd) full business day following the public release of the Company’s quarterly or annual financial results, as applicable, and ends on: (i) for quarterly financial results, the seventh (7th) calendar day of the third month of the quarter following the quarterly period for which results are released; or (ii) for annual financial results, the twentieth (20th) calendar day of the third month of the quarter following the year for which results are released. For example, if the Company’s quarterly financial results are released at 5:00 pm ET on a Tuesday, then the open window period would begin at the opening of the market on Thursday. Please note that even during an “open” trading window, persons subject to this Policy are nevertheless prohibited from trading if they are otherwise in possession of material nonpublic information.
In addition to the regularly scheduled open window periods, from time to time the Chief Executive Officer or the Chief Financial Officer of the Company may issue an advisory prohibiting all trading by all or certain employees in the securities of the Company or the securities of a company with which the Company has a relationship (including during the open window period). The existence of an event-specific trading restriction period or extension of a closed window will not be announced to the Company as a whole and should not be communicated to any other person.
Which Individuals Must Receive Pre-clearance Prior to Trading?
Directors, Trustees, Section 16 Officers, Key Employees, and Key Consultants of the Company, and persons under the control or influence of such persons, may trade the Company’s securities during an open window period only after obtaining pre-clearance from the Chief Financial Officer (or the Chief Executive Officer, in the case of trading by the Chief Financial Officer). Clearance must be requested at least 24 hours prior to the desired trade in order to give adequate time for the Company to administer the request. Once pre-clearance is obtained from the Chief Financial Officer (or the Chief Executive Officer, in the case of trading by the Chief Financial Officer), the trade must be executed both (i) within the open window period, and (ii) by 8:00 p.m. Eastern Time on the third day after pre-clearance was granted. Pre-clearance does not, in any circumstance, relieve anyone of their legal obligation to refrain from trading while in possession of material nonpublic information. In other words, even if pre-clearance is received, if the requesting person becomes aware of material nonpublic information, the transaction may not be completed. When a request for pre-clearance is made, the requesting person should carefully consider whether they may be aware of any material nonpublic information about the Company and should provide a detailed description of those circumstances to the Chief Financial Officer (or the Chief Executive Officer, in the case of trading by the Chief Financial Officer). Individuals are reminded that, notwithstanding pre-clearance by the Chief Financial Officer, the ultimate responsibility for complying with this Policy and all applicable securities laws and regulations rests with the individual.
For Trustees, Key Employees, and Key Consultants, pre-clearance shall be obtained in accordance with procedures communicated by the Chief Financial Officer (or the Chief Executive Officer, in the case of trading by the Chief Financial Officer), while Directors and Section 16 Officers shall obtain pre-clearance in accordance with the procedures set forth in Addendum A.

    Is Hedging Permitted?
Individuals subject to this Policy may not engage in “hedging” transactions in the Company’s securities. Accordingly, individuals subject to this Policy may not engage in short sales (i.e., the sale of a security that the seller does not own), transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, and other transactions that allow the holder to hedge, offset, limit or eliminate the risk of a decrease in the value of the Company’s securities. This prohibition is intended to align the interests and objectives of the individuals subject to this Policy with those of the Company’s stockholders.
    What Transactions are Not Subject to this Policy?
This Policy does not apply to the following transactions:
Transactions under Company Plans. Certain transactions involving Company plans do not implicate the insider trading restrictions of this Policy. These include purchases under the Employee Stock Purchase Plan pursuant to prior enrollment decisions and exercises of employee stock options, vesting of equity awards such as restricted stock and restricted stock units, and exercise of withholding rights for purposes of satisfying tax withholding or option exercise price obligations. Note, however, that this Policy does apply to any broker assisted cashless exercise or market sale involving Company securities, including for the purpose of generating cash to pay the exercise price of any option. Cashless exercises may only be executed during an open window.
Transactions under Rule 10b5-1 Trading Plans. This Policy does not apply to transactions by a Covered Person pursuant to a trading plan, the adoption or modification of which has been pre-approved by the Chief Financial Officer in accordance with this Policy, and where such Trading Plan meets all of the requirements of Rule 10b5-1(c) under the Exchange Act, any other applicable rules and regulations promulgated by the SEC, and any applicable state securities “blue sky” laws. Please see Addendum B for further guidance on the use of Trading Plans. Note, however, that trading under a Trading Plan is not exempt from the “short-swing profit” prohibitions of Section 16(b) or Rule 144 compliance obligations that are applicable to the Company’s Directors and certain Section 16 Officers.
Gifts. Bona fide gifts of Company securities are not subject to this Policy, unless the person making the gift has, or reasonably should have, reason to believe that the recipient intends to sell the Company securities while the donor is aware of material nonpublic information. Note that, although bona fide gifts of Company securities are not subject to this Policy, Directors, Trustees, Section 16 Officers, Key Employees, and Key Consultants of the Company, and persons under the control or influence of such persons, must obtain pre-clearance from the Chief Financial Officer (or the Chief Executive Officer, in the case of trading by the Chief Financial Officer) and must comply with the pre-clearance procedures set forth in this Policy.
Certain Mutual Fund Transactions. Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.
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EXHIBIT A

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that the undersigned (i) has read and understands, and agrees to comply with, the Policy on Insider Trading and Compliance of American Public Education, Inc., which shall include any addendum, to the extent applicable to the undersigned, a copy of which was distributed with this certificate, and (ii) understands and agrees that any violation of the Policy by the undersigned, the undersigned’s family members or any other persons who are subject to the Policy because of their relationship with the undersigned may result in fines, penalties, and/or disciplinary action, up to and including termination of the undersigned’s employment or service. The provision of an electronic signature shall constitute an effective original signature of a party for purposes of this Compliance Certificate.

Date:
                    Signature

                    Name (Please Print)

    Title

ADDENDUM A
SPECIAL POLICIES AND PROCEDURES FOR DIRECTORS AND SECTION 16 OFFICERS
This Addendum A to the Policy on Insider Trading and Compliance (the “Policy”) is intended to advise the Company’s Directors and Section 16 Officers of the policies adopted by American Public Education, Inc. (the “Company”) to help ensure compliance with respect to trading in the Company’s securities. Capitalized terms that are used but not defined in this Addendum A shall have the meanings given to such terms in the Policy.
Section 16(a) of the Exchange Act requires Directors, Section 16 Officers and 10% owners of the Company (“Insiders”) to file reports on Forms 3, 4, and 5, as appropriate, to report their transactions and holdings involving equity securities of the Company. Although the preparation and, to the extent requested, filing of these reports legally are the sole responsibility of the insiders, the Company recognizes that the reporting requirements are complex. Accordingly, the Company has established the following procedures for doing so.
    Notifying the CFO of Transactions.
    At least 24 hours prior to engaging in any transaction involving the securities of the Company, including a gift transaction, Directors and Section 16 Officers must request pre-clearance from the Chief Financial Officer (or the Chief Executive Officer, in the case of a transaction by the Chief Financial Officer) in order to give adequate time for the Company to administer the request. Directors and Section 16 Officers must provide the following information in the request for pre-clearance: (1) the date of the proposed transaction; (2) the type and number of securities involved in the transaction; (3) the consideration, if any, proposed to be paid or received in the transaction; (4) whether they directly or indirectly own or will own the securities; and (5) the nature of any indirect ownership in the securities of the Company, including any securities involved in the transaction (e.g., ownership by a spouse, trust, family limited partnership, etc.). All of this information is necessary to allow the Company to prepare the reports required by Section 16(a) on behalf of Section 16 Officers and Directors who desire such assistance. Once pre-clearance is obtained from the Chief Financial Officer (or the Chief Executive Officer, in the case of a transaction by the Chief Financial Officer), the trade must be executed both (i) within the open window period, and (ii) by 8:00 p.m. Eastern Time on the third day after pre-clearance was granted.
    All Section 16 Officers and Directors with approved Trading Plans must immediately notify the Chief Financial Officer (or the Chief Executive Officer, in the case of a Trading Plan of the Chief Financial Officer) of any planned or consummated transactions. Directors or Section 16 Officers with Trading Plans must provide the same information as required of Directors and Section 16 Officers who must request pre-clearance (as listed in the previous paragraph).
    The importance of notifying the Chief Financial Officer (or the Chief Executive Officer, in the case of a notification by the Chief Financial Officer) of planned transactions cannot be overemphasized, as it will help to avoid the sanctions and the embarrassment that can result from a failure to comply with applicable securities law provisions.
    Assistance with Preparation and Filing.
The Chief Financial Officer or the Chief Financial Officer’s designee will assist all Directors and Section 16 Officers in the preparation and filing of their Form 3, Form 4, and Form 5 reports, unless the Director or Section 16 Officer indicates the intention to handle the preparation and filing without company assistance. When Directors and Section 16 Officers initiate a trade, they must comply with the Policy by first seeking pre-clearance within the applicable open window period (unless in accordance with an approved Trading Plan).
Directors and Section 16 Officers must notify the General Counsel, at legal@apei.com, immediately after the purchase or sale of the Company’s securities and provide the details of such transaction, including the date of the transaction, the number of shares transacted, the nature of the transaction (e.g., sale, purchase, gift, etc.), and if reporting multiple purchases or sales at different prices, the weighted average price per share or, alternatively, the number of Company securities purchased or sold at each respective price, unless the Director or Section 16 Officer is not relying on the Company for assistance. If you become aware of the failure to report a transaction or any inaccuracy in your reports under Section 16, you should alert the General Counsel, at legal@apei.com, as soon as possible so that the required filing, or a corrected filing, may be made. Directors and Section 16 Officers are reminded that they remain personally responsible for the timely and accurate disclosure of their trading activities and that the assistance provided by the Company in no way reduces the obligations imposed on them by applicable insider trading laws.

    Short-Swing Profit Provisions.
Insiders will be held liable for any “short-swing profits” resulting from any combination of purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months. For this purpose, transactions in common stock, and options to purchase common stock, are “matchable” with one another. Insiders should consult legal counsel for more information on possible liability associated with “short-swing profits”.
    Is Pledging Permitted?
Directors and Section 16 Officers may not hold securities of the Company in margin accounts, pledge securities of the Company as collateral or maintain an automatic rebalance feature in savings plans, deferred compensation or deferred fee plans. This prohibition is to avoid sales of the Company’s securities on behalf of an individual related to margin calls, loan defaults and automatic rebalances, which may occur when the individual has material nonpublic information regarding the Company or its subsidiaries.
Directors and Certain Officers May Sell Company Shares Only Pursuant to SEC Rule 144.
SEC Rule 144 requires compliance with a number of technical and complicated requirements. Directors and Section 16 Officers are personally responsible for ensuring that they comply with SEC Rule 144 to the extent applicable. Directors and Section 16 Officers should seek the advice of legal counsel prior to trading pursuant to SEC Rule 144. Neither the Company nor its internal legal
Addendum A- 2

counsel is responsible for providing or required to provide you with legal advice on any personal matters, including compliance with SEC Rule 144.
Prohibitions Due to Trading Limitations on Retirement Plans.
Directors and Section 16 Officers of the Company are prohibited from trading in the Company’s securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or a plan fiduciary.
Importance of Working with a Knowledgeable Broker.
    One person who often is in a position to help prevent short-swing profit violations before they occur is a broker. A knowledgeable broker can serve as a last line of defense against inadvertent violations. Moreover, such a broker could also provide the Company with the necessary transaction information (trade date, price, number of shares, etc.) for timely preparation of Section 16(a) reports. The Company encourages Directors and Section 16 Officers to consider engaging a broker who is knowledgeable and experienced with respect to Section 16, Rule 144 and the other provisions of applicable federal and state securities laws. Remember, however, that a broker has no legal responsibility for a client’s Section 16 filings or short-swing profit rule violations; therefore, Directors and Section 16 Officers are advised to follow the procedures set forth in this Policy and Addendum A and ensure personal awareness and understanding of the applicable requirements and potential pitfalls.
Compliance Certificate.
Please complete the Compliance Certificate in the form attached to the Policy as Exhibit A stating that you have reviewed the Policy, which includes this Addendum A, and agree to comply with it and submit the signed certificate as soon as possible.

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Addendum A- 3

ADDENDUM B
GUIDELINES FOR RULE 10B5-1 TRADING PLANS AND NON-RULE 10B5-1 TRADING PLANS
This Addendum B to the Policy on Insider Trading and Compliance (the “Policy”) outlines the requirements Covered Persons will be subject to under SEC rules and the Policy in connection with adopting, modifying or terminating a trading plan that is intended to satisfy the affirmative defenses of Rule 10b5-1(c) under the Exchange Act (a “Rule 10b5-1 Trading Plan”) and any other trading plan that is not a 10b5-1 Trading Plan (a “Non-Rule 10b5-1 Trading Plan” and, together with a Rule 10b5-1 Trading Plan, (a “Trading Plan”)) to help ensure compliance with insider trading laws with respect to trading in the Company’s securities. Capitalized terms that are used but not defined in this Addendum B shall have the meanings given to such terms in the Policy.
Preconditions of Trading Plan Adoption and Modification
Any adoption or modification of a Trading Plan must be during an open trading window at a time when the Covered Person is not aware of material nonpublic information about the Company or Company Securities.
Pre-Approval
Adoption, modification and termination of a Trading Plan must be submitted to the Chief Financial Officer for pre-approval (or the Chief Executive Officer, in the case of a Trading Plan of the Chief Financial Officer). In order for adoption or modification to be pre-approved, a Rule 10b5-1 Trading Plan must include the following information:
•the amount, price and date of the intended purchase or sale of Company securities;

•a written formula or algorithm for determining amounts, prices and dates to purchase or sell Company securities; or

•a provision that grants to another person outside the Company the power to make purchase and sale decisions and that does not permit the individual entering into the Trading Plan to exercise any subsequent influence over how, when or whether to effect purchases or sales of Company securities.

•a representation that, at the time of the adoption or modification, the Covered Person is not aware of material nonpublic information; and
•a representation that the Trading Plan is being entered into or modified, as the case may be, in good faith and not to evade insider trading laws.
    Cooling-off Periods upon Adoption or Modification
    Persons other than Directors and Section 16 Officers (and the Company) are prohibited from purchasing or selling Company securities under a newly adopted or a modified Rule 10b5-1 Trading Plan for 30 days following the date of adoption or modification.

    Directors and Section 16 Officers are prohibited from purchasing or selling Company securities under a newly adopted or modified Rule 10b5-1 Trading Plan until the expiration of a period consisting of the later of: (i) 90 days following the date of adoption or modification (if such modification changes the amount, price or timing of trades); or (ii) two business days following the filing by the Company of a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified (not to exceed 120 days following the date of adoption or modification).
Overlapping Rule 10b5-1 Trading Plans
No Covered Person may have more than one Rule 10b5-1 Trading Plan in place at any given time, unless otherwise permitted by the limited exceptions set forth in Rule 10b5-1(c), which exceptions include Rule 10b5-1 Trading Plans relating to “sell to cover” arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards and a Rule 10b5-1 Trading Plan under which trading is not authorized to begin until after all trades under the earlier-commencing Rule 10b5-1 Trading Plan are completed or expired without execution.
Trading Restrictions
Trading activities pursuant to a Trading Plan that has been approved and implemented must not deviate from that Trading Plan, unless deviations are in compliance with an approved modification or termination to the Trading Plan made as described above, and, for the avoidance of doubt, there can be no corresponding or hedging positions with respect to the securities covered by the Trading Plan. For the avoidance of doubt, trading activities pursuant to a Non-Rule 10b5-1 Trading Plans remain subject to the Policy.
Disclosure Obligations
The Company is required to disclosure quarterly on Forms 10-Q and 10-K (i) whether any Director or Section 16 Officer has adopted, modified or terminated a Rule 10b5-1 Trading Plan or a Non-Rule 10b5-1 Trading Plan and (ii) a description of the material terms of the adopted, modified or terminated Trading Plan, including the name and title of the Director or Officer, the date the Trading Plan was adopted, modified or terminated, the Trading Plan’s duration, and the total amount of Company securities to be purchased or sold under the Trading Plan.
Directors and Section 16 Officers who purchase or sell Company securities pursuant to a Trading Plan must notify the Chief Financial Officer of any such trades to facilitate the disclosure of transactions subject to Section 16 under the Exchange Act. Please see Addendum A to the Policy for additional information relating to Directors’ and Section 16 Officers’ reporting obligations and the Company’s related policies and procedures.

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Addendum B - 2